Exhibit 99.1

News Release

For Immediate Release: September 3, 2013

H&R Block Reports Fiscal 2014 First Quarter Earnings

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today announced financial results for its fiscal 2014 first quarter ended July 31, 2013. The company typically reports a first quarter operating loss due to the seasonality of its core U.S. tax business.

First Quarter 2014 Highlights1

•	Revenues increased 32 percent, or $31 million, to $127 million

•	Adjusted net loss from continuing operations increased 3 percent to $108 million, or $0.40 per share[2]

•	Net loss from continuing operations increased 7 percent to $113 million, or $0.42 per share

First Quarter Results From Continuing Operations3

	Actual		Adjusted
in millions, except Earnings Per Share	Fiscal Year 2014	Fiscal Year 2013	Fiscal Year 2014	Fiscal Year 2013
Revenue	$127	$96	$127	$96
EBITDA	($147)	($127)	($139)	($129)
Pretax Loss	($184)	($169)	($176)	($172)
Net Loss	($113)	($106)	($108)	($105)
Weighted-Avg. Shares - Diluted	273.1	277.2	273.1	277.2
Earnings Per Share	($0.42)	($0.38)	($0.40)	($0.38)

H&R Block Bank Update

On July 11, 2013 the company announced that H&R Block Bank had reached an agreement to sell its assets and liabilities to Republic Bank & Trust Company (“Republic”). The transaction is subject to various closing conditions, including the finalization of various operating agreements, on which the company and Republic continue to make progress. The transaction is also subject to the receipt of regulatory approvals from each party’s respective regulators. In order for the transaction to occur in 2013, the agreement requires all regulatory approvals to be received by September 30. If regulatory approvals are obtained after September 30, 2013, but on or before March 31, 2014, the agreement provides for the transaction to occur between April 30, 2014 and June 18, 2014.

[1]	Unless otherwise noted, all growth rates refer to the current period compared to the corresponding prior year period.
[2]	All per share amounts are based on fully diluted shares.
[3]	Adjusted amounts and EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP financial measures. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with generally accepted accounting principles (GAAP).

Prior to entering into this agreement, Republic filed an application with its regulators to convert to a national bank charter which is being processed concurrently with the review of the transaction between H&R Block Bank and Republic. Republic has indicated to the company that Republic does not believe it will receive a decision from the OCC regarding its applications before September 30, 2013. The company, therefore, expects to continue offering its financial services products to its clients through H&R Block Bank for the upcoming tax season.

CEO Perspective

“While we’re disappointed that it is not likely that we’ll be able to complete the bank transaction in time for this tax season, we remain focused on exiting our bank and continue to believe it is in the best interests of our shareholders,” said Bill Cobb, H&R Block’s President and CEO. “Our overall strategy has not changed, and we’re well positioned to continue growing our business profitably and to continue providing significant shareholder returns,” added Cobb.

Business Segment Results and Highlights

Tax Services

•	Revenues increased $31 million to $122 million, primarily due to timing differences in our Australian operations. Additionally, increased fees from financial services contributed to the increase.

•	Operating expenses increased $35 million to $266 million due to increased variable costs on the increase in revenues, foreign exchange currency losses, and higher legal fees.

•	Pretax loss increased $3 million to $144 million

Corporate

•	Total operating expenses increased $11 million to $46 million, primarily due to professional fees related to the H&R Block Bank divestiture transaction and mortgage loan loss provisions, partially offset by lower interest expense

•	Pretax loss increased $12 million to $40 million

Discontinued Operations

•	Net loss of $2 million essentially flat to the prior year

•	Sand Canyon Corporation (SCC), a separate legal entity of H&R Block, Inc., received new claims for alleged breaches of representations and warranties in the principal amount of $69 million

•	SCC’s accrual for contingent losses relating to representations and warranties remained unchanged at $159 million

Dividends

A previously announced quarterly cash dividend of 20 cents per share is payable on October 1, 2013 to shareholders of record as of September 10, 2013. The October 1 payment marks the company’s 204th consecutive quarterly dividend since the company went public in 1962.

Conference Call

At 4:30 p.m. Eastern on September 3, 2013, the company will host a conference call for analysts, institutional investors and shareholders to discuss the fiscal 2014 first quarter results, fiscal year 2014 outlook and a general business update. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 809-6980 or International (706) 758-0071

Conference ID: 31098974

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 6:30 p.m. Eastern on September 3, 2013, continuing until October 3, 2013, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 31098974. The webcast will be available for replay beginning September 4, 2013 at http://investors.hrblock.com.

About H&R Block

H&R Block, Inc. (NYSE: HRB) is the world’s largest consumer tax services provider. More than 625 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2013, H&R Block had annual revenues of $2.9 billion with 25.4 million tax returns prepared worldwide. Tax return preparation services are provided in company-owned and franchise retail tax offices by over 80,000 professional tax preparers and associates, and through H&R Block At Home™ digital products. H&R Block Bank provides affordable banking products and services. For more information, visit the H&R Block Newsroom.

About Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with generally accepted accounting principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2013 in the section entitled “Risk Factors,” as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission including our Form 8-K filed July 11, 2013. In addition, with respect to the agreement to sell the assets of H&R Block Bank, there can be no assurances regarding the ability to obtain all required regulatory and other approvals, the ability of the parties to negotiate and execute the additional required agreements as expected, or the terms and conditions of the additional agreements. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information

Investor Relations:	Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:	Gene King, (816) 854-4672, gene.king@hrblock.com

# # #

KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	Revenues		Income (loss)
	2013	2012	2013	2012

Tax Services	$121,691	$90,253	$(144,394)	$(140,905)
Corporate and Eliminations	5,504	6,236	(40,100)	(28,364)

	$127,195	$96,489	(184,494)	(169,269)

Income tax benefit			(71,224)	(63,619)

Net loss from continuing operations			(113,270)	(105,650)
Net loss from discontinued operations			(1,917)	(1,791)

Net loss			$(115,187)	$(107,441)

Basic and diluted loss per share:
Continuing operations			$(0.42)	$(0.38)
Discontinued operations			—	(0.01)

Consolidated			$(0.42)	$(0.39)

Basic and diluted shares			273,080	277,155

NOTES TO FINANCIAL RESULTS

Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

CONSOLIDATED BALANCE SHEETS

Unaudited, amounts in thousands, except per share data

	July 31, 2013	July 31, 2012	April 30, 2013
ASSETS

Current assets:
Cash and cash equivalents	$1,163,876	$939,871	$1,747,584
Cash and cash equivalents - restricted	55,477	43,109	117,837
Receivables, net	121,309	116,357	206,835
Prepaid expenses and other current assets	356,662	318,262	390,087
Mortgage loans held for sale	7,608	—	—

Total current assets	1,704,932	1,417,599	2,462,343

Mortgage loans held for investment, net	309,681	386,759	338,789
Investments in available-for-sale securities	487,033	380,765	486,876
Property and equipment, net	286,584	242,585	267,880
Intangible assets, net	280,455	271,533	284,439
Goodwill	435,667	431,101	434,782
Other assets	258,536	463,935	262,670

Total assets	$3,762,888	$3,594,277	$4,537,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Customer banking deposits	$757,929	$648,378	$936,464
Accounts payable, accrued expenses and other current liabilities	443,065	414,604	523,921
Accrued salaries, wages and payroll taxes	32,926	35,234	134,970
Accrued income taxes	215,834	278,539	416,128
Current portion of long-term debt	730	600,642	722

Total current liabilities	1,450,484	1,977,397	2,012,205

Long-term debt	905,902	408,992	905,958
Other noncurrent liabilities	301,187	362,215	356,069

Total liabilities	2,657,573	2,748,604	3,274,232

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	3,166	3,166	3,166
Additional paid-in capital	753,209	744,616	752,483
Accumulated other comprehensive income (loss)	(257)	7,350	10,550
Retained earnings	1,163,651	955,873	1,333,445
Less treasury shares, at cost	(814,454)	(865,332)	(836,097)

Total stockholders’ equity	1,105,315	845,673	1,263,547

Total liabilities and stockholders’ equity	$3,762,888	$3,594,277	$4,537,779

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	2013	2012
Revenues:
Service revenues	$107,800	$79,896
Product and other revenues	8,198	6,720
Interest income	11,197	9,873

	127,195	96,489

Expenses:
Cost of revenues:
Compensation and benefits	46,312	39,585
Occupancy and equipment	78,736	79,951
Provision for bad debt and loan losses	11,491	4,645
Interest	14,446	22,077
Depreciation and amortization of property and equipment	16,804	14,534
Other	42,264	32,632

	210,053	193,424
Selling, general and administrative expenses	96,697	75,478

	306,750	268,902

Operating loss	(179,555)	(172,413)
Other income (expense), net	(4,939)	3,144

Loss from continuing operations before taxes	(184,494)	(169,269)
Income tax benefit	(71,224)	(63,619)

Net loss from continuing operations	(113,270)	(105,650)
Net loss from discontinued operations	(1,917)	(1,791)

Net loss	$(115,187)	$(107,441)

Basic and diluted loss per share:
Continuing operations	$(0.42)	$(0.38)
Discontinued operations	—	(0.01)

Consolidated	$(0.42)	$(0.39)

Basic and diluted shares	273,080	277,155

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Three months ended July 31,
	2013	2012

Net cash used in operating activities	$(318,742)	$(373,140)

Cash flows from investing activities:
Purchases of available-for-sale securities	(45,158)	(28,990)
Maturities of and payments received on available-for-sale securities	32,061	21,129
Principal repayments on mortgage loans held for investment, net	11,707	12,652
Purchases of property and equipment	(34,386)	(13,273)
Franchise loans:
Loans funded	(6,657)	(5,062)
Payments received	7,164	5,154
Other, net	6,179	1,675

Net cash used in investing activities	(29,090)	(6,715)

Cash flows from financing activities:
Repayments of long-term debt	—	(30,831)
Customer banking deposits, net	(179,364)	(179,519)
Dividends paid	(54,550)	(54,201)
Repurchase of common stock, including shares surrendered	(4,201)	(339,088)
Proceeds from exercise of stock options, net	21,953	468
Other, net	(13,093)	(19,939)

Net cash used in financing activities	(229,255)	(623,110)

Effects of exchange rates on cash	(6,621)	(1,498)

Net decrease in cash and cash equivalents	(583,708)	(1,004,463)
Cash and cash equivalents at beginning of the period	1,747,584	1,944,334

Cash and cash equivalents at end of the period	$1,163,876	$939,871

Supplementary cash flow data:
Income taxes paid, net of refunds received	$106,467	$19,747
Interest paid on borrowings	15,883	13,494
Interest paid on deposits	640	1,336
Transfers of foreclosed loans to other assets	2,100	3,074
Accrued additions to property and equipment	8,048	7,107
Transfer of mortgage loans held for investment to held for sale	7,608	—

Tax Services Income Statement

Unaudited, amounts in thousands

	Three months ended July 31,
	2013	2012
Tax preparation fees:
U.S.	$22,026	$18,835
International	32,094	14,058

	54,120	32,893
Royalties	6,562	5,851
Fees from Emerald Card	14,611	12,056
Fees from POM guarantees	27,826	26,983
Other	18,572	12,470

Total revenues	121,691	90,253

Compensation & benefits:
Field wages	39,904	32,408
Other wages	34,735	34,367
Benefits and other compensation	15,937	14,774

	90,576	81,549
Occupancy and equipment	78,550	79,851
Marketing and advertising	7,017	7,452
Depreciation and amortization	22,802	20,471
Other	67,140	41,835

Total expenses	266,085	231,158

Pretax loss	$(144,394)	$(140,905)

NON-GAAP FINANCIAL MEASURES

Unaudited, amounts in thousands, except per share amounts

	Three months ended July 31,
	2013	2012

EBITDA and Adjusted EBITDA (1)

Net loss from continuing operations - as reported	$(113,270)	$(105,650)

Add back:
Income taxes	(71,224)	(63,619)
Interest expense	14,446	22,077
Depreciation and amortization	22,874	20,551

	(33,904)	(20,991)

EBITDA from continuing operations	(147,174)	(126,641)

Adjustments:
Loss contingencies - litigation	373	(2,302)
Severance	1,105	(501)
Professional fees related to pending HRB Bank transaction	7,024	—
Loss on sales of tax offices	—	230

	8,502	(2,573)

Adjusted EBITDA from continuing operations	$(138,672)	$(129,214)

Non-GAAP Pretax Results

Pretax loss from continuing operations - as reported	$(184,494)	$(169,269)

Add back:
Loss contingencies - litigation	373	(2,302)
Severance	1,105	(501)
Professional fees related to pending HRB Bank transaction	7,024	—
Loss on sales of tax offices	—	230

	8,502	(2,573)

Pretax loss from continuing operations - as adjusted	$(175,992)	$(171,842)

Non-GAAP After-Tax Results

Net loss from continuing operations - as reported	$(113,270)	$(105,650)

Add back (net of tax):
Loss contingencies - litigation	229	(1,400)
Severance	677	(305)
Professional fees related to pending HRB Bank transaction	4,306	—
Loss on sales of tax offices	—	140
Discrete tax items	157	2,701

	5,369	1,136

Net loss from continuing operations - as adjusted	$(107,901)	$(104,514)

(1)	Earnings before interest, taxes, depreciation and amortization.

NON-GAAP FINANCIAL MEASURES

Unaudited, amounts in thousands, except per share amounts

	Three months ended July 31,
	2013	2012

Non-GAAP EPS

EPS from continuing operations - as reported	$(0.42)	$(0.38)

Add back:
Loss contingencies - litigation	—	(0.01)
Severance	—	—
Professional fees related to pending HRB Bank transaction	0.02	—
Loss on sales of tax offices	—	—
Discrete tax items	—	0.01

	0.02	—

EPS from continuing operations - as adjusted	$(0.40)	$(0.38)

Non-GAAP Pretax Results - Tax Services segment

Pretax loss - as reported	$(144,394)	$(140,905)

Add back:
Loss contingencies - litigation	373	(2,302)
Severance	1,105	(501)
Loss on sales of tax offices	—	230

	1,478	(2,573)

Pretax loss - as adjusted	$(142,916)	$(143,478)

Supplemental Information

Stock-based compensation expense:
Pretax	$4,552	$2,353
After-tax	2,791	1,431
Amortization of intangible assets:
Pretax	$6,071	$6,017
After-tax	3,722	3,660

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with accounting principles generally accepted in the United States (GAAP). Because these measures are not measures of financial performance under GAAP and are susceptible to varying calculations, they may not be comparable to similarly titled measures in other companies.

We consider non-GAAP financial measures to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of items that are not indicative of our core operating performance.

The following are descriptions of adjustments we make for our non-GAAP financial measures:

•	We exclude from our non-GAAP financial measures litigation charges we incur and favorable reserve adjustments. This does not include legal defense costs.

•	We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill, intangible assets, other long-lived assets and investments to their estimated fair values.

•	We exclude from our non-GAAP financial measures severance and other restructuring charges in connection with the termination of personnel, closure of facilities and related costs.

•	We exclude from our non-GAAP financial measures the gains and losses on business dispositions, including investment banking, legal and accounting fees.

•	We exclude from our non-GAAP financial measures the gains and losses on extinguishment of debt.

•	We exclude from our non-GAAP financial measures the effects of discrete income tax reserve and related adjustments recorded in a specific quarter.

We may consider whether other significant items that arise in the future should also be excluded from our non-GAAP financial measures.

We measure the performance of our business using a variety of metrics, including EBITDA, adjusted EBITDA, adjusted pretax and net income of continuing operations, adjusted EPS and adjusted pretax results of our Tax Services segment. We also use EBITDA and pretax income of continuing operations as factors in incentive compensation calculations for our employees. These adjusted results eliminate the impact of items that we do not consider indicative of our core operating performance and, we believe, provide meaningful information to assist in understanding our financial results, analyzing trends in our underlying business, and assessing our prospects for future performance.